As filed with the Securities and Exchange Commission on May 22, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FIFTH & PACIFIC COMPANIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	13-2842791
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1441 Broadway

New York, New York 10018

212-354-4900

 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Nicholas Rubino, Esq.

Fifth & Pacific Companies, Inc.

Senior Vice President—Chief Legal Officer,

General Counsel and Secretary

1441 Broadway

New York, New York 10018

212-354-4900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:
Lawrence G. Wee
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
(212) 373-3000

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), other than securities offered only in connection with dividend or reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee
Common Stock $1.00 par value per share	500,000	$12.18	$6,090,000	$697.91
(1)

Pursuant to Rule 457(c) under the Securities Act, the offering price is computed on the basis of average of the high and low prices of our Common Stock as reported on the New York Stock Exchange on May 21, 2012.

Prospectus

500,000 Common Shares

FIFTH & PACIFIC COMPANIES
CUSTOMER STOCK OWNERSHIP PLAN

(the “CSOP”)

Fifth & Pacific Companies, Inc. (including its direct and indirect subsidiaries, “Fifth & Pacific,” “Fifth & Pacific Companies,” the “Company,” “us,” “our” or “we”), formerly Liz Claiborne, Inc., is pleased to offer the opportunity for individuals who meet certain eligibility standards to participate in our Customer Stock Ownership Plan™ or CSOP™ offering, a direct stock purchase and dividend reinvestment plan (“CSOP”).  The CSOP is designed to provide long-term individual investors with a convenient and economical method to purchase and sell shares of our Common Stock, par value $1.00 per share (the “Common Stock”).  The CSOP may also include various customer reward and recognition programs to be offered at the full discretion of the Company.

LOYAL3 Securities, Inc. (“LOYAL3 Securities”), a broker-dealer, will act as your broker and agent in all CSOP transactions and you will open a brokerage account (“LOYAL3 Account”) with LOYAL3 Securities.  LOYAL3 Labs, Inc. designs the technology platform (“LOYAL3 Platform”) and provides additional services for the Company.  Together they are referred to as “LOYAL3” in this prospectus.

The following summary of the CSOP is qualified by the description of its material features found elsewhere in this prospectus.

The following features are available to CSOP participants (“Participants,” “you” or “your”):

•                                          No Fees to Buy or Sell Shares.  Purchase and sell shares of Common Stock online with no fees or commissions.

•                                          Invest as Little as $10.  Build ownership over time with automatic monthly investments, or make one-time purchases, both as low as $10.

•              Simple and Easy to Enroll and Purchase Shares.  Participants can purchase shares of Common Stock directly from the Company’s website at www.fifthandpacific.com/csop using the LOYAL3 Platform.

•                                          Purchase Shares on Facebook.  Participants can purchase shares of Common Stock through the Company’s Facebook page using a LOYAL3 CSOP purchase application.

•                                          Convenient Payment Options.  Pay for Common Stock share purchases electronically from your checking account or (for “pre-set” automatic monthly investments) with credit or debit cards.

•                                          Special Offers.  Special product or program offers may be available to certain or all Participants.

•                                          Fully Electronic Shareholder Communications.  Participants agree to receive all paperless shareholder communications from the Company.  This is environmentally sensitive and cost efficient.

•                                          Review Your Positions on Our Website.  Access your positions and history, as well as engage in CSOP transactions at our website or the LOYAL3 website.

•                                          No Control over Exact Timing of Transactions. You should not purchase shares of Common Stock through the CSOP if you want complete control over the exact timing or sales price of Common Stock.

The CSOP may be suspended, modified or terminated at any time.

Our Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “FNP.”  On May 18, 2012, the last sale price of the Common Stock as reported on the NYSE was $12.11 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS.  SEE “RISK FACTORS” ON PAGE 10 OF THIS PROSPECTUS.

The date of this prospectus is May 22, 2012.

About this Prospectus

This prospectus is part of a registration statement on Form S-3 that Fifth & Pacific Companies has filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration procedure. Under this procedure, we may offer and sell from time to time, our Common Stock, par value $1.00 per share.

You should rely only on the information contained or incorporated by reference in this prospectus.  “Incorporated by reference” means that we can disclose important information to you by referring you to another document filed separately with SEC.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  We are not making, nor will we make, an offer to sell securities in any jurisdiction where the offer or sale is not permitted.  You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers.  Our business, financial condition, results of operations, and prospects may have changed since those dates.

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referenced under the heading “Where You Can Find More Information” for information on Fifth & Pacific Companies and its financial statements.

Special Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain certain statements that are not historical facts, including, importantly, information concerning possible or assumed future results of operations of Fifth & Pacific Companies. Those statements, as well as statements preceded by, followed by, or that include the words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions,” or the negation thereof, or similar phrases, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). All statements that address future operating, financial or business performance; strategies or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on our expectations at the time such statements are made, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by our forward-looking statements. For all of our forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in, or implied by our forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond our control, include, but are not limited to, the following:

•                  our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility, may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level;

•                  general economic conditions in the United States, Europe and other parts of the world, including the impact of debt reduction efforts in the United States;

•                  levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours;

•                  restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed;

•                  changes in the cost of raw materials, labor, advertising and transportation which could impact prices of our products;

•                  our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers;

•                  our ability to successfully implement our long-term strategic plans, including the focus on our JUICY COUTURE, LUCKY BRAND and KATE SPADE brands and expansion into markets outside of the US, such as KATE SPADE’s joint venture in China;

•                  risks associated with the transition of the MEXX business to an entity in which we hold a minority interest and the possible failure of such entity that may make our interest therein of little or no value and risks associated with the ability of the majority shareholder to operate the MEXX business successfully, which will impact the potential value of our minority interest;

•                  costs associated with (i) the transition of the LIZ CLAIBORNE family of brands, MONET US, DANA BUCHMAN, KENSIE and MAC & JAC brands from the Company to their respective acquirers and (ii) the early termination and transition of the DKNY® Jeans and DKNY® Active licenses;

•                  our ability to sustain recent performance in connection with our LUCKY BRAND product offering and our ability to revitalize our JUICY COUTURE creative direction and product offering;

•                  our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies;

•                  our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees;

•                  our ability to adequately establish, defend and protect our trademarks and other proprietary rights;

•                  our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories;

•                  risks associated with the sale of the LIZ CLAIBORNE family of brands to J.C. Penney Corporation, Inc. (“JCPenney”) and the licensing arrangement with QVC, Inc. (“QVC”), including, without limitation, our ability to maintain productive working relationships with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result;

•                  the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad;

•                  our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices;

•                  risks associated with our buying/sourcing agreement with Li & Fung Limited (“Li & Fung”), which results in a single third party foreign buying/sourcing agent for a significant portion of our products;

•                  risks associated with the closing of our Ohio distribution center and our US distribution services agreement with Li & Fung, which results in a single third party service provider for a significant portion of our US distribution and our ability to effectively transition our distribution function to Li & Fung within our expected timeline;

•                  a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers;

•                  our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened;

•                  our exposure to currency fluctuations;

•                  risks associated with material disruptions in our information technology systems;

•                  risks associated with privacy breaches;

•                  risks associated with credit card fraud and identity theft;

•                  risks associated with third party service providers, including service providers in the area of e-commerce;

•                  limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; and

•                  the outcome of current and future litigation and other proceedings in which we are involved.

All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements in this prospectus or any applicable prospectus supplement, including the documents incorporated by reference herein or therein, as a result of new information, future events or developments, except as required by Federal securities laws. In addition, we do not endorse any projections regarding future performance that may be made by third parties.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may obtain such SEC filings from the SEC’s website at http://www.sec.gov.  You may also read and copy any of this information in the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates.  You may obtain information on the operation of the SEC’s Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the SEC. You may refer to the registration statement and exhibits for more information about us and the Common Stock. The registration statement and exhibits are available through the SEC’s website or at its public reference room.

Incorporation by Reference

The SEC allows us to “incorporate by reference” information that we have filed with it into this prospectus, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. The following documents have been filed with the SEC and are incorporated by reference into this prospectus (such documents filed prior to May 15, 2012 were filed under our former name, Liz Claiborne, Inc.):

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (filed February 29, 2012), including portions of our Proxy Statement for the 2012 annual meeting of stockholders (filed on April 3, 2012) to the extent specifically incorporated by reference therein.

•                  Our Quarterly Report on Form 10-Q for the period ended March 31, 2012 (filed April 26, 2012).

•                  Our Current Reports on Form 8-K filed on March 6, 2012, March 19, 2012, April 3, 2012, April 4, 2012, April 26, 2012, May 18, 2012 and May 22, 2012.

•                  The description of the securities to be registered contained in the Registration Statement on Form 8-A dated July 15, 1981, with an effective date of August 3, 1981, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to our Common Stock and preferred stock purchase rights, including any amendments or reports filed for the purposes of updating such description.

All documents filed by us pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and until the offering of the Common Stock is completed shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.  These documents are available free of charge through our website at www.fifthandpacific.com as soon as reasonably practicable after we file or furnish such documents to the SEC.  Information on or connected to our website or Facebook page, even if referred to in a document incorporated by reference herein, does not constitute part of this prospectus.  Upon request, we will provide without charge to each person to whom a copy of any and all filings incorporated by reference in this prospectus.  You may request a copy of these filings by writing or telephoning us at our principal executive offices:  Fifth & Pacific Companies, Inc., 1441 Broadway, New York, New York 10018, Attention:  Investor Relations; Telephone Number 201-295-7861.

Information about the Company

Fifth & Pacific Companies, formerly known as Liz Claiborne, Inc., designs and markets a portfolio of retail-based, premium, global lifestyle brands including JUICY COUTURE, KATE SPADE and LUCKY BRAND.  In addition, we have a private brand jewelry design and development group that markets brands through department stores and serves JCPenney via exclusive supplier arrangements for the LIZ CLAIBORNE and MONET jewelry lines and Kohl’s Corporation (“Kohl’s”) via an exclusive supplier arrangement for DANA BUCHMAN jewelry. The Company also has licenses for the LIZ CLAIBORNE NEW YORK brand, available at QVC and LIZWEAR, which is distributed through the club store channel.  Fifth & Pacific Companies maintains an 18.75% stake in MEXX, a European and Canadian apparel and accessories retail-based brand.

Our operations and management structure reflect a brand-centric approach, designed to optimize the operational coordination and resource allocation of our businesses across multiple functional areas including specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel, e-commerce and licensing.

Summary of the CSOP

The CSOP is a paperless, fully electronic plan, designed to provide long-term individual investors with a convenient and economical method to purchase and sell shares of our Common Stock.  Shares of Common Stock for the CSOP will be purchased in the open market or, if the Company determines, may be issued directly from the Company’s treasury or may be originally issued shares.  The Company discourages participation in the CSOP by short-term investors.  This CSOP is designed primarily for customers and other investors who have a long-term perspective and affinity for the Company and its values.

No Fees to Buy or Sell Shares.  Participants can buy and sell shares of Common Stock without paying any fees.

Low Minimum Purchase Amounts.  Participants may purchase from as low as $10 (through pre-set automatic monthly payments in amounts of $10, $25, or $50) or in one-time payments from $10 to $2,500.  Participants may also choose to invest a higher automatic monthly purchase amount.  Purchases in any combination are subject to a limit of $2,500 in any 30-day period.

Simple and Easy to Enroll and Purchase Shares.  Participants can purchase shares of Common Stock through the Company’s website at www.fifthandpacific.com/csop using technology and services provided by LOYAL3.  Participants can choose to purchase on an automatic monthly or on a one-time basis.

Purchase Shares on Facebook.  Participants can purchase shares of Common Stock through the Company’s Facebook page using the CSOP application.

Convenient Electronic Payment Options.  All purchases through the CSOP are paid by Participants in a convenient electronic format.  For pre-set automatic monthly share purchases, you can pay by electronic transfer (“ACH”) from your designated checking account or by using your credit or debit card.  One-time share purchases and non-pre-set (“Custom”) automatic monthly payments are made by ACH only.

CSOP Reward Benefits.  Participants may be provided opportunities to receive the benefits described in offers provided by us including access to special products, services or events, early access to Company products or services, and other benefits that we may choose for Participants.  Any such offers may be made on any terms we determine, or not at all, in our sole discretion.

Special Offers.  Special product or program offers may be available to certain or all Participants.

Online Records and Statements.  When you enroll in the CSOP, your share positions will be reflected on the LOYAL3 Platform, which will also reflect your Common Stock transactions and provide access to shareholder and other communications.

Risk Factors

Investing in our Common Stock offered pursuant to this prospectus involves risk. You should carefully consider the specific risks discussed or incorporated by reference in this prospectus, together with all the other information contained in the applicable prospectus supplement. You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus. These risk factors may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future.

If any of the following risks occur, our business, financial condition, liquidity and results of operations could be materially adversely affected. We caution the reader that these risk factors may not be exhaustive. We operate in a continually changing business environment, and new risks emerge from time to time. Management cannot predict such new risk factors, nor can we assess the impact, if any, of such new risk factors on our business or the extent to which any factor or combination of factors may impact our business.

Risks Relating to the Company and Our Business

Our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility, may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level.

Our primary ongoing cash requirements are to: (i) fund seasonal working capital needs (primarily accounts receivable and inventory); (ii) fund capital expenditures related to the opening and refurbishing of our specialty retail and outlet stores and normal maintenance activities; (iii) fund remaining efforts associated with our streamlining initiatives, which include continued evolution of our distribution strategy, reconfigurations of corporate support functions, consolidation of office space and reductions in staff; (iv) invest in our information systems; and (v) fund general operational and contractual obligations. Under our amended and restated asset-based revolving loan agreement (as amended to date, the “Amended Facility”), the aggregate commitments are $350.0 million. Our borrowing availability under the Amended Facility is determined primarily by the level of our eligible accounts receivable and inventory balances. As of March 31, 2012, we had $255.9 million of borrowing availability, zero outstanding borrowings and $27.3 million of outstanding letters of credit under the Amended Facility. As a result of a number of de-leveraging dispositions of various brands (including the global MEXX business and the global trademark rights for the LIZ CLAIBORNE family of brands), we received $470.7 million of cash proceeds since August 11, 2011 predominantly from trademark sales, which we have applied in part to repay all outstanding amounts under our Amended

Facility and we redeemed €268.5 million aggregate principal amount of our 5% Euro Notes due July 2013 (the “Euro Notes”) since that time. We intend to use available cash primarily for future repayments of outstanding indebtedness (including the Euro Notes and eventual future draws under the Amended Facility).

As a result of a May 2010 amendment to and restatement of our Amended Facility, the maturity date of the Amended Facility was extended from May 2011 to August 2014, provided that in the event that our remaining Euro Notes are not refinanced, purchased or defeased prior to April 8, 2013, then the maturity date shall be April 8, 2013, and in the event that our 6.0% Convertible Senior Notes due June 2014 (the “Convertible Notes”) are not refinanced, purchased or defeased prior to March 15, 2014, then the maturity date shall be March 15, 2014. In both circumstances, if any such refinancing or extension provides for a maturity date that is earlier than 91 days following August 6, 2014, then the maturity date shall be the date that is 91 days prior to the maturity date of such notes.

In March 2011, we entered into an amendment to the Amended Facility. Among other things, the amendment modified certain prepayment provisions in the Amended Facility so that the proceeds from the offering of our $220.0 million 10.5% Senior Secured Notes due April 2019 (the “Senior Notes”) would not be required to repay outstanding borrowings under the Amended Facility, but instead could be used to fund a tender offer whereby we repurchased €128.5 million euro aggregate principal amount of the Euro Notes for total early tender and consent consideration of €123.1 million euro, plus accrued interest and permitted the use of up to $35.0 million for general corporate purposes.

In September 2011, we entered into a third amendment to the Amended Facility. Pursuant to the third amendment, the required lenders consented to the sale of an 81.25% interest in the global MEXX business (the “MEXX Transaction”). In addition, the third amendment provided for the repayment of all outstanding obligations under the $40.0 million Canadian Sublimit (as defined in the Amended Facility) and the $100.0 million European Sublimit (as defined in the Amended Facility) and elimination of the European Sublimit on the closing date of the MEXX Transaction. The overall borrowing limit, the Canadian Sublimit and the borrowing base calculations remained otherwise unchanged. Any remaining net proceeds from the MEXX Transaction were used to repay other outstanding amounts under the Amended Facility.

In November 2011, we entered into a fourth amendment to the Amended Facility. The fourth amendment, among other things, permitted the sale of certain of our trademarks pursuant to their respective purchase agreements, and allowed the net proceeds of such sales to be used to prepay or repurchase our existing Euro Notes, Convertible Notes or Senior Notes, subject to certain tests and conditions.

We are subject to various covenants and other requirements, such as financial requirements, reporting requirements and negative covenants. We are required to maintain minimum aggregate borrowing availability of not less than $45.0 million and must apply substantially all cash collections to reduce outstanding borrowings under the Amended Facility when availability under the Amended Facility falls below the greater of $65.0 million and 17.5% of the then-applicable aggregate commitments. Our borrowing availability under the Amended Facility is determined primarily by the level of our eligible accounts receivable and inventory balances. If we do not have a sufficient borrowing base at any given time, borrowing availability under our Amended Facility may trigger the requirement to apply substantially all cash collections to reduce outstanding borrowings or default and also may not be sufficient to support our liquidity needs. Insufficient borrowing availability under our Amended Facility would likely have a material adverse effect on our business, financial condition, liquidity and results of operations. We currently believe that the financial institutions under the Amended Facility are able to fulfill their commitments, although such ability to fulfill commitments will depend on the financial condition of our lenders at the time of borrowing.

While there can be no certainty that availability under the Amended Facility plus cash on hand will be sufficient to fund our liquidity needs, based upon our current projections, we currently anticipate that our borrowing availability will be sufficient for at least the next 12 months. Over recent years, the economic environment has resulted in significantly lower employment levels, disposable income and actual and/or perceived wealth, lower consumer confidence and reduced retail sales. Further reductions in consumer spending, as well as a failure of consumer spending levels to rise to previous levels, or a worsening of current economic conditions would adversely impact our net sales and operating cash flows. In addition, the sufficiency and availability of our sources of liquidity may be affected by a variety of other factors, including, without limitation: (i) factors affecting the level of our operating cash flows, such as retailer and consumer acceptance of our products; (ii) the status of, and any adverse changes in, our credit ratings; (iii) our ability to maintain required levels of borrowing availability and other covenants included in our debt and credit facilities; (iv) the financial wherewithal of our larger department store and specialty retail store customers; and (v) interest rate and exchange rate fluctuations. Also, our agreement with Li & Fung provides for a refund of a portion of the $75.0 million closing payment in certain limited circumstances, including a change in control of our Company, the divestiture of any of our current brands, or certain termination events. The 2009 licensing arrangements with JCPenney and QVC resulted in the removal of buying/sourcing for a number of LIZ CLAIBORNE branded products sold under these licenses from the Li & Fung buying/sourcing arrangement. As a result, under our agreement with Li & Fung, we refunded $24.3 million of the closing payment during the second quarter of 2010. We are currently in discussions with Li & Fung regarding a potential refund in connection with the sale of our former KENSIE, KENSIE GIRL and MAC & JAC trademarks and the early termination of our former DKNY® Jeans and DKNY® Active license; we do not believe any such amounts will be material in the aggregate. Our agreement with Li & Fung is not exclusive; however, we are required to source a minimum value and a specified percentage of product purchases from Li & Fung.

During 2011, we received $20.0 million from JCPenney (refundable to JCPenney under certain circumstances) in exchange for our agreement to develop exclusive brands for JCPenney by Spring 2014.

Should we be unable to comply with the requirements in the Amended Facility, we would be unable to borrow under such agreement, and any amounts outstanding would become immediately due and payable unless we were able to secure a waiver or an amendment under the Amended Facility. Should we be unable to borrow under the Amended Facility, or if outstanding borrowings thereunder become immediately due and payable, our liquidity may be significantly impaired, which could have a material adverse effect on our business, financial condition and results of operations. In addition, an acceleration of amounts outstanding under the Amended Facility would likely cause cross-defaults under our other outstanding indebtedness, including the Convertible Notes, the Euro Notes and the Senior Notes.

In 2010, we received $171.5 million of net income tax refunds on previously paid taxes primarily due to a Federal law change in 2009 allowing our 2008 or 2009 domestic losses to be carried back for five years, with the fifth year limited to 50.0% of taxable income. We repaid amounts outstanding under our Amended Facility with the amount of such refunds. As a result of the US Federal tax law change extending the carryback period from two to five years and our carryback of our 2009 tax loss to 2004 and 2005, the IRS has the ability to re-open its past examinations of 2004 and 2005.

General economic conditions in the US, Europe and other parts of the world, including a continued weakening or instability of such economies, restricted credit markets and lower levels of consumer spending, can affect consumer confidence and consumer purchases of discretionary items, including fashion apparel and related products, such as ours.

The economies of the US, Europe and other parts of the world in which we operate weakened significantly as a result of the global economic crisis that began in the second half of 2008 and which has persisted since then, with recent signs of modest improvement in the US. Our results are dependent on a number of factors impacting consumer spending, including, but not limited to: (i) general economic and business conditions both in the US and abroad; (ii) consumer confidence; (iii) wages and current and expected employment levels; (iv) the housing market; (v) consumer debt levels; (vi) availability of consumer credit; (vii) credit and interest rates; (viii) fluctuations in foreign currency exchange rates; (ix) fuel and energy costs; (x) energy shortages; (xi) the performance of the financial, equity and credit markets; (xii) taxes; (xiii) general political conditions, both domestic and abroad; and (xiv) the level of customer traffic within department stores, malls and other shopping and selling environments.

Global economic conditions over the past few years have included significant recessionary pressures and declines in employment levels, disposable income and actual and/or perceived wealth and declines in consumer confidence and economic growth. The current unstable economic environment has been characterized by a dramatic decline in consumer discretionary spending and has disproportionately affected retailers and sellers of consumer goods, particularly those whose goods represent discretionary purchases, including fashion apparel and related products such as ours. While the decline in consumer spending has recently moderated, these economic conditions could still lead to continued declines in consumer spending over the foreseeable future and may have resulted in a resetting of consumer spending habits that makes it unlikely that such spending will return to prior levels for the foreseeable future. A number of our markets continue to suffer particularly severe downturns, and we have experienced significant declines in revenues.

While we have seen intermittent signs of stabilization in North America, there continues to be volatility in the European markets and there are no assurances that the global economy will continue to recover. If the global economy continues to be weak or deteriorates further, there will likely be a negative effect on our revenues, operating margins and earnings across all of our segments.

Economic conditions have also led to a highly promotional environment and strong discounting pressure from both our wholesale and retail customers, which have had a negative effect on our revenues and profitability. This promotional environment may likely continue even after economic growth returns, as we expect that consumer spending trends are likely to remain at historically depressed levels for the foreseeable future. The domestic and international political situation also affects consumer confidence. The threat, outbreak or escalation of terrorism, military conflicts or other hostilities could lead to further decreases in consumer spending. The recent downturn and uncertain outlook in the global economy will likely continue to have a material adverse impact on our business, financial condition, liquidity and results of operations.

Fluctuations in the price, availability and quality of the fabrics or other raw materials used to manufacture our products, as well as the price for labor, marketing and transportation, could have a material adverse effect on our cost of sales or our ability to meet our customers’ demands. The prices for such fabrics depend largely on the market prices for the raw materials used to produce them. Such factors may be exacerbated by legislation and regulations associated with global climate change. The price and availability of such raw materials may fluctuate significantly, depending on many factors. In the future, we may not be able to pass all or a portion of such higher prices on to our customers.

Our wholesale businesses are dependent to a significant degree on sales to a limited number of large US department store customers, and our business could suffer as a result of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry, financial difficulties at our large department store customers.

Many major department store groups make centralized buying decisions. Accordingly, any material change in our relationship with any such group could have a material adverse effect on our operations. We expect that our largest customers will continue to account for a significant percentage of our wholesale sales.

Our continued partial dependence on sales to a limited number of large US department store customers is subject to our ability to respond effectively to, among other things: (i) these customers’ buying patterns, including their purchase and retail floor space commitments for apparel in general (compared with other product categories they sell) and our products specifically (compared with products offered by our competitors, including with respect to customer and consumer acceptance, pricing and new product introductions); (ii) these customers’ strategic and operational initiatives, including their continued focus on further development of their “private label” initiatives; (iii) these customers’ desire to have us provide them with exclusive and/or differentiated designs and product mixes; (iv) these customers’ requirements for vendor margin support; (v) any credit risks presented by these customers, especially given the significant proportion of our accounts receivable they represent; and (vi) the effect of any potential consolidation among these larger customers.

We do not enter into long-term agreements with any of our wholesale customers. Instead, we enter into a number of purchase order commitments with our customers for each of our lines every season. A decision by the controlling owner of a group of stores or any other significant customer, whether motivated by competitive conditions, financial difficulties or otherwise, to decrease or eliminate the amount of merchandise purchased from us or to change their manner of doing business with us could have a material adverse effect on our business, financial condition, liquidity and results of operations. As a result of the recent unfavorable economic environment, we have experienced a softening of demand from a number of wholesale customers, such as large department stores, who have been highly promotional and have aggressively marked down all of their merchandise, including our products. Any promotional pricing or discounting in response to softening demand may also have a negative effect on brand image and prestige, which may be difficult to counteract once the economy improves. Furthermore, this promotional activity may lead to requests from those customers for increased markdown allowances at the end of the season. Promotional activity at our wholesale customers will also often result in promotional activity at our retail stores, further eroding revenues and profitability.

We sell our wholesale merchandise primarily to major department stores across the US and extend credit based on an evaluation of each customer’s financial condition, usually without requiring collateral. However, the financial difficulties of a customer could cause us to curtail or eliminate business with that customer. We may also assume more credit risk relating to our receivables from that customer. Our inability to collect on our trade accounts receivable from any of our largest customers could have a material adverse effect on our business, financial condition, liquidity and results of operations. Moreover, the difficult macroeconomic conditions and uncertainties in the global credit markets could negatively impact our customers and consumers which, in turn, could have an adverse impact on our business, financial condition, liquidity and results of operations.

We cannot assure that the transition of the MEXX business to a new entity in which we hold a minority interest will be successful, that the new entity will be successful or that our minority interest in the new entity will not decrease in value.

On October 31, 2011, we sold the global MEXX business to a new entity in which we retained an 18.75% minority interest. Under the terms of such transaction, we have obligations regarding the transitioning of the MEXX business to the new entity, including the requirement that the Company provide certain transition services to the new entity. There are a number of risks associated with such transition, including the potential costs associated with such transition services. Such costs may negatively impact our business, financial condition, results of operations, cash flows and liquidity. The new entity may not be successful in its operation of the MEXX business, and our minority ownership may decrease in value.

We may not be able to sustain recent performance at our LUCKY BRAND or revitalize our JUICY COUTURE creative direction and product offering.

We continue our efforts, which we began in January 2010, to reposition and drive profitability improvements for LUCKY BRAND. These efforts focus on leveraging LUCKY BRAND’s strong brand heritage and ensuring consistent availability of key products and sizes. As part of this effort, in January 2010, we hired current LUCKY BRAND CEO David DeMattei and Creative Director Patrick Wade. While we have seen recent improvement in the brand’s performance, there can be no assurances that we will be able to improve LUCKY BRAND’s profitability.

In September 2010, we announced the appointment of JUICY COUTURE’s Co-President and Creative Director, LeAnn Nealz. As we have previously disclosed, we believe that our JUICY COUTURE product offering needed to be revitalized, and recent results for the brand have been challenging. The Spring 2012 product offering, which was delivered to full price stores starting in the second half of December 2011, is the first over which Ms. Nealz has had complete creative control. There can be no assurances that the new offering will achieve consumer acceptance or that the profitability of JUICY COUTURE will improve.

We cannot assure the successful implementation and results of our long-term strategic plans.

Our ability to execute our long-term growth plan and achieve our projected results is subject to a variety of risks, including the following:

•                  Our strategic plan contemplates a significant expansion of our specialty retail business in our JUICY COUTURE, KATE SPADE and LUCKY BRAND segments. The successful operation and expansion of our specialty retail businesses are subject to, among other things, our ability to: (i) successfully expand the specialty retail store base; (ii) negotiate favorable leases; (iii) design and create appealing merchandise; (iv) manage inventory levels; (v) install and operate effective retail systems; (vi) apply appropriate pricing strategies; (vii) integrate such stores into our overall business mix; and (viii) successfully extend these brands into markets worldwide through distribution, licensing or joint venture arrangements or other business models, including in growing markets such as China. We may not be successful in this regard, and our inability to successfully expand our specialty retail business would have a material adverse effect on our business, financial condition, liquidity and results of operations. In 2011, we continued to closely manage spending and opened 22 retail stores. We continue to monitor our capital spending, and plan to open 35-40 Company-owned retail stores globally in 2012.

•                  In 2011, we completed the sales of the global MEXX business, the global trademark rights to the LIZ CLAIBORNE family of brands, DANA BUCHMAN and our former KENSIE, KENSIE GIRL and MAC & JAC brands, the trademark rights in the US and Puerto Rico for the MONET brand, and agreed to the early termination of our former DKNY® Jeans and DKNY® Active licensing arrangement. In connection with these transactions, we maintain: (i) an exclusive supplier arrangement to provide JCPenney with LIZ CLAIBORNE and MONET branded jewelry; (ii) a royalty free license through July 2020 for the LIZ CLAIBORNE NEW YORK brand, which is sold exclusively at QVC through the 2009 previously existing license between us and QVC; (iii) a royalty-free license through July 2020 to use the LIZWEAR brand to design, manufacture and distribute LIZWEAR-branded products to the club store channel; (iv) an exclusive supplier arrangement to provide Kohl’s with DANA BUCHMAN-branded jewelry for two years; (v) an exclusive license to produce and sell jewelry under the KENSIE brand name; and (vi) an 18.75% interest in the global MEXX business.

To help us improve our sourcing and supply chain capabilities, on February 23, 2009, we entered into a long-term, buying/sourcing agency agreement with Li & Fung, pursuant to which Li & Fung acts as the primary global apparel and accessories buying/sourcing agent for all brands in our portfolio, with the exception of our jewelry product lines. Pursuant to the agreement, we received at closing on March 31, 2009 a payment of $75.0 million and an additional payment of $8.0 million to offset specific, incremental, identifiable expenses associated with the transaction. We now pay to Li & Fung an agency commission based on the cost of our product purchases made through Li & Fung. In addition, our agreement with Li & Fung provides for a refund of a portion of the closing payment under certain limited circumstances, including a change in our control, the divestiture of any of our current brands, certain termination events and the failure to maintain certain levels of business. We are also obligated to use Li & Fung as our buying/sourcing agent for a minimum value of inventory purchases each year through the termination of the agreement in 2019. The 2009 licensing arrangements with JCPenney and QVC resulted in the removal of sourcing for a number of LIZ CLAIBORNE branded products sold under these licenses from the Li & Fung buying/sourcing arrangement. As a result, under our agreement with Li & Fung, we refunded $24.3 million of the closing payment during the second quarter of 2010. We are currently in discussions with Li & Fung regarding a potential refund in connection with the sale of our former KENSIE brand and the early termination of our former DKNY® Jeans and DKNY® Active license; we do not believe any such amounts will be material in the aggregate. Our agreement with Li & Fung is not exclusive; however, we are required to source a specified percentage of product purchases from Li & Fung.

The recent sales of the global trademark rights to the LIZ CLAIBORNE family of brands, DANA BUCHMAN and our former KENSIE, KENSIE GIRL and MAC & JAC brands, the sale of the trademark rights in the US and Puerto Rico for the MONET brand, as well as the early termination of our former DKNY® Jeans and DKNY® Active licensing arrangement present risks, including, without limitation, costs associated with the transition of the sold brands to their respective acquirers and the termination and transition of the DKNY® Jeans licensed business, our ability to efficiently change our operational model and infrastructure as a result of such transactions, the impact of such transactions on the LIZ CLAIBORNE brand licensing arrangements, our ability to continue a good working relationship with those licensees and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result of the transactions.

On October 12, 2011, the Company announced the following transactions:

•                  The sale of the global trademark rights to the LIZ CLAIBORNE family of brands and the sale of the trademark rights in the US and Puerto Rico for the MONET brand. This transaction closed on November 2, 2011. In connection with this transaction, the Company maintains: (i) an exclusive supplier arrangement to provide JCPenney with LIZ CLAIBORNE and MONET branded jewelry; (ii) a royalty free license through July 2020 for the LIZ CLAIBORNE NEW YORK brand, which is sold exclusively at QVC through the 2009 previously existing license between the Company and QVC; and (iii) a royalty-free license through July 2020 to use the LIZWEAR brand to design, manufacture and distribute LIZWEAR-branded products to the club store channel.

•                  The sale of the KENSIE, KENSIE GIRL and MAC & JAC trademarks to BlueStar Alliance LLC. The transaction closed on October 24, 2011. The Company has an exclusive license to produce and sell jewelry under the KENSIE brand name.

•                  The sale of the DANA BUCHMAN trademarks to Kohl’s, which previously was the exclusive retailer for the brand. The transaction closed on October 12, 2011. The Company has an exclusive supplier agreement to provide Kohl’s with DANA BUCHMAN branded jewelry for two years.

•                  The early termination of our former DKNY® Jeans and DKNY® Active license, effective January 3, 2012, and the transition of the licensed business back to the brand owner.

The Company is obligated under these transactions to work to transition the brand businesses to the acquirers, including the provision by the Company of a number of transition services. The costs involved in completing such transitions may negatively impact our business, financial condition, results of operations, cash flows and liquidity.

In connection with the license agreements we entered into in 2009 with JCPenney and QVC, most of our then-existing LIZ CLAIBORNE product licensees began to work with QVC and JCPenney directly. Under our sale transaction with JCPenney, licenses under the LIZ CLAIBORNE family of brands have been licensed back to the Company. The working relationships established in 2009 will continue with current licensees under the LIZ CLAIBORNE family of brands. Such existing licensees and JCPenney and/or QVC might not be able to successfully work together on the license product categories. One existing product licensee is currently alleging, among other things, that the LIZ CLAIBORNE 2009 brand license arrangements adversely impacted their ongoing ability to sell LIZ CLAIBORNE merchandise; another licensee was unsuccessful in making such allegations. Other licensees could make comparable allegations with respect to the 2009 licenses or the recent brand sales.

In addition, our recent transactions may have an adverse impact on sales of our other brands to our US department store customers. We operate in a highly competitive retail environment. Certain of our other US department store customers could still choose to decrease or eliminate the amount of other products purchased from us or change the manner of doing business with us as result of these transactions. Such a decision by a group of US department stores or any other significant customers could have a material adverse effect on our business, financial condition, results of operations, cash flows and liquidity.

The success of our business depends on our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies.

The apparel and accessories industries have historically been subject to rapidly changing consumer demands and tastes and fashion trends and to levels of discretionary spending, especially for fashion apparel and related products, which levels are currently weak. These industries are also subject to being able to expand business to growing markets worldwide. We believe that our success is largely dependent on our ability to effectively anticipate, gauge and respond to changing consumer demands and tastes across multiple product lines, shopping channels and geographies, in the design, pricing, styling and production of our products and in the merchandising and pricing of products in our retail stores, and in the business model employed, and partners we select to work with, in new and growing markets worldwide. Our brands and products must appeal to a broad range of consumers whose preferences cannot be predicted with certainty and are subject to constant change. Also, we must maintain and enhance favorable brand recognition, which may be affected by consumer attitudes towards the desirability of fashion products bearing a “mega brand” label and which are widely available at a broad range of retail stores. Our success is also dependent on our ability to successfully extend our businesses into new territories and markets, such as China.

We attempt to schedule a substantial portion of our materials and manufacturing commitments relatively late in the production cycle. However, in order to secure necessary materials and ensure availability of manufacturing facilities, we must make substantial advance commitments, which may be up to five months or longer, prior to the receipt of firm orders from customers for the items to be produced. We need to translate market trends into appropriate, saleable product offerings relatively far in advance, while minimizing excess inventory positions, and correctly balance the level of our fabric and/or merchandise commitments with actual customer orders. We cannot assure that we will be able to continue to develop appealing styles and brands or successfully meet changing customer and consumer demands in the future. In addition, we cannot assure that any new products or brands that we introduce will be successfully received and supported by our wholesale customers or consumers. Our failure to gauge consumer needs and fashion trends by brand and respond appropriately, and to appropriately forecast our ability to sell products, could adversely affect retail and consumer acceptance of our products and leave us with substantial outstanding fabric and/or manufacturing commitments, resulting in increases in unsold inventory or missed opportunities. If that occurs, we may need to employ markdowns or promotional sales to dispose of excess inventory, which may harm our business and results. At the same time, our focus on inventory management may result, from time to time, in our not having a sufficient supply of products to meet demand and cause us to lose potential sales.

We cannot assure that we can attract and retain talented highly qualified executives, or maintain satisfactory relationships with our employees, both union and non-union.

Our success depends, to a significant extent, both upon the continued services of our executive management team, including brand-level executives, as well as our ability to attract, hire, motivate and retain additional talented and highly qualified management in the future, including the areas of design, merchandising, sales, supply chain, marketing, production and systems, as well as our ability to hire and train qualified retail management and associates. In addition, we will need to provide for the succession of senior management, including brand-level executives. The loss of key members of management and our failure to successfully plan for succession could disrupt our operations and our ability to successfully operate our business and execute our strategic plan.

We are bound by collective bargaining agreements covering 300 employees at our West Chester, Ohio distribution center (the “Ohio Facility”) and 18 employees at our North Bergen, New Jersey offices. During 2011, we were also party to a collective bargaining agreement covering employees at our distribution facility in Burnaby, Canada, which closed in January 2012; the collective bargaining agreement terminated effective with the closure of this facility. We consider our relations with our non-union and union employees to be satisfactory and to date we have not experienced any interruption of our operations due to labor disputes. While our relations with the unions have historically been amicable, we cannot rule out the possibility of a labor dispute at one or more of our facilities relating to any facility closings, outsourcing or ongoing negotiations with respect to contracts that expire. Any such dispute could have a material adverse impact on our business.

Costs related to withdrawal from a multi-employer pension fund could negatively affect our results of operations and cash flow.

In the second quarter of 2011, we initiated actions to close our Ohio distribution center, which will result in the termination of all or a significant portion of our union employees. In the third quarter of 2011, we ceased contributing to the Fund, which is regulated by the Employee Retirement Income Security Act of 1974 (“ERISA”). Under ERISA, cessation of employer contributions triggers an obligation by such employer for a “withdrawal liability” to such plan, with the amount of such withdrawal liability representing the portion of the plan’s underfunding allocable to the withdrawing employer. We incurred such a liability in the second quarter of 2011 and recorded a $17.6 million charge to Selling, general & administrative expenses (“SG&A”), related to our estimate of the withdrawal liability. Under applicable statutory rules, this withdrawal liability is payable over a period of time, and we previously estimated that we would pay such liability in equal quarterly installments over a period of eight to 12 years, with payments anticipated to commence in 2012. In February 2012, we were notified by the Fund that the Fund calculated our total withdrawal liability to be $19.1 million, a difference of approximately $1.5 million, and that 17 quarterly payments of $1.2 million would commence on March 1, 2012, and continue for four years, with a final payment of $1.0 million on June 1, 2016. In light of the Fund’s notice, we recorded an additional charge to SG&A in 2011. We intend to challenge the withdrawal liability calculation and payment schedule presented to us by the Fund, although under applicable law we must make the quarterly payments requested by the Fund pending resolution of our challenge. We do not believe that the difference in the total withdrawal liability amount or the amount and schedule of payments will have a material adverse impact on our results of operations or cash flows.

In connection with our streamlining initiatives, we have entered into an agreement with Li & Fung Limited for distribution services in the United States and announced our plan to close our West Chester, Ohio distribution center in 2012. We may not realize the anticipated cost savings from the closure, and there can be no assurances that the transition to a single third party service provider for distribution will be successful.

On July 13, 2011, a Memorandum of Agreement (the “Agreement”) between us and the Chicago and Midwest Regional Joint Board of Workers United (the “Union”) was ratified by the Union. The Agreement sets forth the terms and conditions pursuant to which we will effectuate orderly layoffs of our employees at the Ohio Facility, in connection with the anticipated closure and sale of the Ohio Facility in the fourth quarter of 2012. In August 2011, we entered into an agreement with Li & Fung Limited for the provision of distribution services in the US following the shutdown of our facility. While the closure of the Ohio Facility is part of our streamlining initiatives and is designed to reduce our costs, there can be no assurances that we will realize all of the anticipated cost savings from this action. In addition, there can be no assurance that the transition to Li & Fung, including the completion of such transition within our expected timeline, will be successful, and problems encountered in such transition could have a material adverse effect on our business, financial condition, liquidity and results of operations.

Our business could suffer if we cannot adequately establish, defend and protect our trademarks and other proprietary rights.

We believe that our trademarks and other proprietary rights are significantly important to our success and competitive position. Accordingly, we devote substantial resources to the establishment and protection of our trademarks and anti-counterfeiting activities. Counterfeiting of our products, particularly our JUICY COUTURE, LUCKY BRAND and KATE SPADE brands, continues, however, and in the course of our international expansion we have experienced conflicts with various third parties that have acquired or claimed ownership rights in some of our trademarks or otherwise have contested our rights to our trademarks. We have, in the past, resolved certain of these conflicts through both legal action and negotiated settlements, none of which, we believe, has had a material impact on our financial condition, liquidity or results of operations. However, the actions taken to establish and protect our trademarks and other proprietary rights might not be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of their trademarks and proprietary rights. Moreover, in certain countries others may assert rights in, or ownership of, our trademarks and other proprietary rights or we may not be able to successfully resolve such conflicts, or resolving such conflicts may require us to make significant monetary payments. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent as do the laws of the US. The loss of such trademarks and other proprietary rights, or the loss of the exclusive use of such trademarks and other proprietary rights, could have a material adverse effect on us. Any litigation regarding our trademarks or other proprietary rights could be time consuming and costly.

Our success will depend on our ability to successfully develop or acquire new product lines and enter new markets or product categories.

We have in the past, and may, from time to time, acquire or develop new product lines, enter new markets or product categories, including through licensing arrangements, and/or implement new business models (such as the wholesale jewelry model we will retain for the recently sold LIZ CLAIBORNE, DANA BUCHMAN, MONET and KENSIE/MAC & JAC brands). Such activities are accompanied by a variety of risks inherent in any such new business venture, including the following:

•                  our ability to identify appropriate business development opportunities, including new product lines and new markets, including important growth markets such as China;

•                  new businesses, business models, product lines or market activities may require methods of operations, investments and marketing and financial strategies different from those employed in our other businesses, and may also involve buyers, store customers and/or competitors different from our historical buyers, store customers and competitors;

•                  consumer acceptance of the new products or lines;

•                  we may not be able to generate projected or satisfactory levels of sales, profits and/or return on investment for a new business or product line, and may also encounter unanticipated events and unknown or uncertain liabilities that could materially impact our business;

•                  we may experience possible difficulties, delays and/or unanticipated costs in integrating the business, operations, personnel and/or systems of an acquired business and may also not be able to retain and appropriately motivate key personnel of an acquired business;

•                  we may not be able to maintain product licenses, which are subject to agreement with a variety of terms and conditions, or to enter into new licenses to enable us to launch new products and lines; and

•                  with respect to a business where we are not the brand owner, but instead act as an exclusive licensee or an exclusive supplier, such as our arrangements discussed above for the LIZ CLAIBORNE, MONET, DANA BUCHMAN and KENSIE brands, there are a number of inherent risks, including, without limitation, compliance with terms set forth in the applicable agreements, and the public perception and/or acceptance of the brands or other product lines, which are not within our control.

The markets in which we operate are highly competitive, both within the US and abroad.

We face intense competitive challenges from other domestic and foreign fashion apparel and accessories producers and retailers. Competition is based on a number of factors, including the following:

•                  anticipating and responding to changing consumer demands in a timely manner;

•                  establishing and maintaining favorable brand name and recognition;

•                  product quality;

•                  maintaining and growing market share;

•                  exploiting markets outside of the US, including growth markets such as China;

•                 developing quality and differentiated products that appeal to consumers;

•                  establishing and maintaining acceptable relationships with our retail customers;

•                  pricing products appropriately;

•                  providing appropriate service and support to retailers;

•                  optimizing our retail and supply chain capabilities;

•                  size and location of our retail stores and department store selling space; and

•                  protecting intellectual property.

Any increased competition, or our failure to adequately address these competitive factors, could result in reduced sales or prices, or both, which could have a material adverse effect on us. We also believe there is an increasing focus by the department stores to concentrate an increasing portion of their product assortments within their own private label products. These private label lines compete directly with our product lines and may receive prominent positioning on the retail floor by department stores. Finally, in the current economic environment, which is characterized by softening demand for discretionary items, such as apparel and related products, there has been a consistently increased level of promotional activity, both at our retail stores and at department stores, which has had an adverse effect on our revenues and profitability.

Our reliance on independent foreign manufacturers could cause delay and loss and damage our reputation and customer relationships. Also, there are risks associated with our agreement with Li & Fung, which results in a single foreign buying/sourcing agent for a significant portion of our products.

We do not own any product manufacturing facilities; all of our products are manufactured in accordance with our specifications through arrangements with independent suppliers. Products produced in Asia represent a substantial majority of our sales. We also source product in the US and other regions, including approximately 300 suppliers manufacturing our products. At the end of 2011, such suppliers were located in 32 countries, with the largest finished goods supplier at such time accounting for less than 4.5% of the total of finished goods we purchased in 2011. With the sale of our global MEXX business, the number of factories and countries from which we source products has declined. A supplier’s failure to manufacture and deliver products to us in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items. The failure to make timely deliveries may drive customers to cancel orders, refuse to accept deliveries or demand reduced prices, any of which could have a material adverse effect on us and our reputation in the marketplace. Also, a manufacturer’s failure to comply with safety and content regulations and standards, including with respect to children’s product and fashion jewelry, could result in substantial liability and damage to our reputation. While we provide our manufacturers with standards, and we employ independent testing for safety and content issues, we might not be able to prevent or detect all failures of our manufacturers to comply with such standards and regulations.

Additionally, we require our independent manufacturers (as well as our licensees) to operate in compliance with applicable laws and regulations. While we believe that our internal and vendor operating guidelines promote ethical business practices and our staff periodically visits and monitors the operations of our independent manufacturers, we do not control these manufacturers or their labor practices. The violation of labor or other laws by an independent manufacturer used by us (or any of our licensees), or the divergence of an independent manufacturer’s (or licensee’s) labor practices from those generally accepted as ethical in the US, could interrupt, or otherwise disrupt the shipment of finished products to us or damage our reputation. Any of these, in turn, could have a material adverse effect on our business, financial condition, liquidity and results of operations.

On February 23, 2009, we entered into a long-term, buying/sourcing agency agreement with Li & Fung, pursuant to which Li & Fung acts as the primary global apparel and accessories buying/sourcing agent for all brands in our portfolio, with the exception of our jewelry product lines. Pursuant to the agreement, we received at closing on March 31, 2009 a payment of $75.0 million and an additional payment of $8.0 million to offset specific, identifiable, incremental expenses associated with the transaction. We pay to Li & Fung an agency commission based on the cost of our product purchases through Li & Fung. Our buying/sourcing agent offices in Hong Kong, India, Indonesia, Shanghai and Shenzhen have been substantially integrated into the Li & Fung organization. The 2009 licensing arrangements with JCPenney and QVC resulted in the removal of sourcing for a number of LIZ CLAIBORNE branded products sold under these licenses from the Li & Fung buying/sourcing arrangement. As a result, under our agreement with Li & Fung, we refunded $24.3 million of the closing payment during the second quarter of 2010. Our agreement with Li & Fung is not exclusive; however, we are required to source a minimum value and a specified percentage of product purchases from Li & Fung.

Our arrangements with foreign suppliers and with our foreign buying/sourcing agents are subject generally to the risks of doing business abroad, including currency fluctuations and revaluations, restrictions on the transfer of funds, terrorist activities, pandemic disease and, in certain parts of the world, political, economic and currency instability. Our operations have not been materially affected by any such factors to date. However, due to the very substantial portion of our products that are produced abroad, any substantial disruption of our relationships with our foreign suppliers could adversely affect our operations. Moreover, difficult macroeconomic conditions and uncertainties in the global credit markets could negatively impact our suppliers, which in turn, could have an adverse impact on our business, financial position, liquidity and results of operations.

Our international operations are subject to a variety of legal, regulatory, political and economic risks, including risks relating to the importation and exportation of product.

We source most of our products outside the US through arrangements with independent suppliers in approximately 32 countries as of December 31, 2011. With the sale of our global MEXX business, the number of countries from which we source products has declined. There are a number of risks associated with importing our products, including but not limited to the following:

•                  the potential reimposition of quotas, which could limit the amount and type of goods that may be imported annually from a given country, in the context of a trade retaliatory case;

•                  changes in social, political, legal and economic conditions or terrorist acts that could result in the disruption of trade from the countries in which our manufacturers or suppliers are located;

•                  the imposition of additional regulations, or the administration of existing regulations, relating to products which are imported, exported or otherwise distributed;

•                  the imposition of additional duties, tariffs, taxes and other charges or other trade barriers on imports or exports;

•                  risks of increased sourcing costs, including costs for materials and labor and such increases potentially resulting from the elimination of quota on apparel products;

•                  our ability to adapt to and compete effectively in the current quota environment, in which general quota has expired on apparel products, resulting in changing in sourcing patterns and lowered barriers to entry, but political activities which could result in the reimposition of quotas or other restrictive measures have been initiated or threatened;

•                  significant delays in the delivery of cargo due to security considerations;

•                  the imposition of antidumping or countervailing duty proceedings resulting in the potential assessment of special antidumping or countervailing duties; and

•                  the enactment of new legislation or the administration of current international trade regulations, or executive action affecting international textile agreements, including the US reevaluation of the trading status of certain countries and/or retaliatory duties, quotas or other trade sanctions, which, if enacted, would increase the cost of products purchased from suppliers in such countries.

Any one of these or similar factors could have a material adverse effect on our business, financial condition, liquidity, results of operations and current business practices.

Our ability to realize growth in new international markets and to maintain the current level of sales in our existing international markets is subject to risks associated with international operations. These include complying with a variety of foreign laws and regulations; unexpected changes in regulatory requirements; new tariffs or other barriers in some international markets; political instability and terrorist attacks; changes in diplomatic and trade relationships; and general economic fluctuations in specific countries, markets or currencies.

Our business and balance sheets are exposed to domestic and foreign currency fluctuations, including with respect to our outstanding Euro Notes.

While we generally purchase our products in US dollars, we source most of our products overseas. As a result, the cost of these products may be affected by changes in the value of the relevant currencies, including currency devaluations. Changes in currency exchange rates may also affect the US dollar value of the foreign currency denominated prices at which our international businesses sell products. Our international sales, as well as our international businesses’ inventory and accounts receivable levels, could be affected by currency fluctuations. As a result of our sale of the global MEXX business, our international sales represent a much smaller percentage of our overall sales, and, accordingly, our risk to currency fluctuations with respect to our operations is more limited.

In addition, as of March 31, 2012, we had outstanding 81.5 million euro of Euro Notes, which could further expose our business and balance sheets to foreign currency fluctuations. Although we hedge some exposures to changes in foreign currency exchange rates arising in the ordinary course of business, we cannot assure that foreign currency fluctuations will not have a material adverse impact on our business, financial condition, liquidity or results of operations.

A material disruption in our information technology systems could adversely affect our business or results of operations.

We rely extensively on our information technology (“IT”) systems to track inventory, manage our supply chain, record and process transactions, summarize results and manage our business. The failure of IT systems to operate effectively, problems with transitioning to upgraded or replacement systems or difficulty in integrating new systems could adversely impact our business. In addition, our IT systems are subject to damage or interruption from power outages, computer, network and telecommunications failures, computer viruses, security breaches and usage errors by our employees. If our IT systems are damaged or cease to function properly, we may have to make a significant investment to fix or replace them, and we may suffer loss of critical data and interruptions or delays in our operations in the interim. Any material disruption in our IT systems could adversely affect our business or results of operations, as well as our ability to effect the transitions of the recently sold businesses.

Privacy breaches and liability for online content could negatively affect our reputation, credibility and business.

We rely on third party computer hardware, software and fulfillment operations for our e-commerce operations and for the various social media tools and websites we use as part of our marketing strategy. There is a growing concern over the security of personal information transmitted over the internet, consumer identity theft and user privacy. Despite the implementation of reasonable security measures by us and our third party providers, these sites and systems may be susceptible to electronic or physical computer break-ins and security breaches. Any perceived or actual unauthorized disclosure of personally-identifiable information regarding our customers or website visitors could harm our reputation and credibility, decline our e-commerce net sales, impair our ability to attract website visitors and reduce our ability to attract and retain customers. Additionally, as the number of users of forums and social media features on our websites increases, we could be exposed to liability in connection with material posted on our websites by users and other third parties. Finally, we could incur significant costs in complying with the multitude of state, federal and foreign laws regarding unauthorized disclosure of personal information and, if we fail to implement appropriate safeguards or to detect and provide prompt notice of unauthorized access as required by some of these laws, we could be subject to potential claims for damages and other remedies.

We may be exposed to risks and costs associated with credit card fraud and identity theft.

A growing portion of our customer orders are placed through our e-commerce websites. In addition, a significant portion of our direct-to-consumer sales require us and other parties involved in processing transactions to collect and to securely transmit certain customer data, such as credit card information, over public networks. Third-parties may have the ability to breach the security of customer transaction data. Although we take the security of our systems and the privacy of our customers’ confidential information seriously, there can be no assurances that our security measures will effectively prevent others from obtaining unauthorized access to our information and our customers’ information. Any security breach could cause consumers to lose confidence in the security of our website or stores and choose not to purchase from us. Any security breach could also expose us to risks of data loss, litigation and liability and could seriously disrupt our operations and harm our reputation, any of which could harm our business.

We rely on third parties to provide us with services in connection with the administration of certain aspects of our business.

We have entered into agreements with overseas third party service providers, both domestic and overseas, to provide processing and administrative functions over a broad range of areas, and we may continue to do so in the future. These areas include finance and accounting, information technology, human resources, buying/sourcing, distribution functions, and e-commerce. Services provided by third parties could be interrupted as a result of many factors, including contract disputes. Any failure by third parties to provide us with these services on a timely basis or within our service level expectations and performance standards could result in a disruption of our operations. In addition, to the extent we are unable to maintain these arrangements, we would incur substantial costs, including costs associated with hiring new employees, in order to return these services in-house or to transition the services to other third parties.

Our ability to utilize all or a portion of our US deferred tax assets may be limited significantly if we experience an “ownership change.”

As of December 31, 2011, we had US federal deferred tax assets of approximately $440.0 million, which include net operating loss (“NOL”) carryforwards and other items which could be considered net unrealized built in losses (“NUBIL”). Among other factors, our ability to utilize our NOL and/or our NUBIL items to offset future taxable income may be limited significantly if we experience an “ownership change” as defined in section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). In general, an ownership change will occur if there is a cumulative increase in ownership of our stock by “5-percent shareholders” (as defined in the Code) that exceeds 50 percentage points over a rolling three-year period. The limitation arising from an “ownership change” under section 382 of the Code on our ability to utilize our US deferred tax assets depends on the value of our stock at the time of the ownership change. We continue to monitor changes in our ownership and do not believe we have a change in control as of March 31, 2012. If all or a portion of our deferred tax assets are subject to limitation because we experience an ownership change, depending on the value of our stock at the time of the ownership change, our future cash flows could be adversely impacted due to increased tax liability. As of March 31, 2012, substantially all tax benefit of the US deferred tax assets has been offset with a full valuation allowance that was recognized in our financial statements.

The outcome of current and future litigations and other proceedings in which we are involved may have a material adverse effect on our results of operations and cash flows.

We are subject to various litigations and other proceedings in our business which, if determined unfavorably to us, could have a material adverse effect on our results of operations and cash flows. We may in the future be subject to claims by other licensees of our merchandise that may be similar to those we have disclosed in this prospectus and the documents incorporated by reference herein and we may also become party to other claims and legal actions in the future which, either individually or in the aggregate, could have a material adverse effect on our results of operations and cash flows. In addition, any of the current or possible future legal proceedings in which we may be involved could require significant management and financial resources, which could otherwise be devoted to the operation of our business.

Risks Relating to the Common Stock

We might not pay any cash dividends on our Common Stock in the future.

Although we have paid cash dividends on our Common Stock in the past, in December 2008, our board of directors voted to suspend our quarterly cash dividend indefinitely. Any future determinations to pay cash dividends on the Common Stock will be at the discretion of our board of directors and will depend upon our results of operations, financial condition, capital requirements, financial covenants, regulatory constraints, industry practice and other factors deemed relevant by the board of directors. If we do not pay cash dividends in the future, holders of our CSOP Common Stock will not realize a return on their investment unless the trading price of our Common Stock appreciates, which we cannot assure. In addition, an absence of dividends could reduce our attractiveness to investors, which could depress the price of our Common Stock.

We may issue additional equity securities, which would lead to dilution of our issued and outstanding Common Stock.

The issuance of additional equity securities or securities convertible into equity securities would result in dilution of existing stockholders’ equity interests in the Company. We are authorized to issue, without further stockholder approval, 50,000,000 shares of preferred stock, par value $0.01 per share, in one or more series, which may give other stockholders dividend, conversion, voting, and liquidation rights, among other rights, which may be superior to the rights of holders of our Common Stock. Our board of directors has no present intention of issuing any such preferred series, but reserves the right to do so in the future. In addition, we are authorized to issue, without further stockholder approval, up to 250,000,000 shares of Common Stock, par value $1.00 per share, of which 108,746,183 shares were outstanding as of May 14, 2012.  In addition, a substantial number of shares of our Common Stock are reserved for issuance upon the exercise of stock options and upon conversion, if any, of the remaining Convertible Notes. We are also authorized to issue, without further stockholder approval, securities convertible into either Common Stock or preferred stock. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our Common Stock. The issuance and sale of substantial amounts of equity securities or securities convertible into equity securities, or the perception that such issuances and sales may occur, could adversely affect the market price of our Common Stock and impair our ability to raise capital through the sale of additional equity securities.

Conversion of the Convertible Notes may dilute the ownership interest of existing stockholders, including holders who have previously converted their notes.

The issuance of shares of Common Stock upon conversion of some or all of the Convertible Notes may dilute the ownership interests of existing stockholders, including holders who receive shares of Common Stock upon conversion. Any sales in the public market of any of our Common Stock issuable upon such conversion could adversely affect prevailing market prices of our Common Stock. In addition, the anticipated conversion of the Convertible Notes into shares of our Common Stock or a combination of cash and shares of our Common Stock could depress the price of our Common Stock. The market price of our Common Stock could also decline as a result of sales of shares of our Common Stock or the perception that such sales could occur.

Risks Relating to the CSOP

We may limit, add to, suspend, modify or terminate the CSOP at any time.

At any time and in our discretion, we may limit, add to, suspend, modify or terminate the CSOP or any of its terms and conditions, which could result in the realization of substantially fewer benefits to Participants than what you may expect.  We believe that the CSOP is a unique form of customer reward and recognition program, and we have no prior experience with the implementation of such a program. Consequently, we may find that it is substantially more expensive to implement and maintain than what we currently expect, or it may result in substantially fewer benefits than what we anticipate for us or for our customers and Participants. As a result, we have reserved the right to change the terms and conditions of the program or to modify, suspend or cancel the program in its entirety.  Any of these actions could keep you from realizing any meaningful benefit from the program, and you could realize substantially fewer benefits of participation than what you may expect.

Description of the CSOP

LOYAL3

LOYAL3 Securities, a broker-dealer, will act as your broker and agent in all CSOP transactions and you will open a LOYAL3 Account with LOYAL3 Securities.  LOYAL3 Labs, Inc. designs the LOYAL3 Platform and provides additional services for the Company.  Together they are referred to as “LOYAL3” in this prospectus.

For Questions regarding the CSOP:

Email:	Send an email using “Support” button on www.fifthandpacific.com/csop
U.S. Postal Service:	Fifth & Pacific Companies, Inc. c/o LOYAL3 Support Services P.O. Box 26027 San Francisco, CA 94126

Be sure to include your name, address, daytime phone number, the email address you are using for the CSOP and a reference to “Fifth & Pacific” on any written correspondence.

Eligibility and Enrollment

You are eligible to participate in the CSOP if you meet the requirements outlined below.  Enrollment is available at any time online through www.fifthandpacific.com/csop.  The CSOP is currently available only to U.S. residents and you may only enroll if you are of the age of majority for the state in which you reside.  We may later allow foreign residents to join the CSOP, which may depend upon your country of residence and other factors as we determine in our sole discretion.

•                  Participating in the CSOP.  You may participate in the CSOP by making an initial automated monthly investment for as low as $10 per month, or an initial one-time investment for as low as $10.  You may not invest more than $2,500 in any 30-day period (“Maximum Investment”).  Any exemption from the Maximum Investment must be approved by the Company by contacting the Company through LOYAL3.  The Company may choose to waive the Maximum Investment from time to time at its sole discretion.

•                  Online Bank Debits.  At any time, you can make a one-time purchase or a Custom automated monthly investment by going to our site at www.fifthandpacific.com/csop to authorize an investment via an ACH bank debit from your checking account.  Funds for purchases may not be returned once they have been withdrawn from your checking account.

•                  Automated Monthly Bank Debits or Credit/Debit Card Charges.  For pre-set automated monthly investments in amounts of $10, $25, or $50 via either recurring ACH debits from your checking account or from a credit or debit card.  Funds will be withdrawn from your bank or charged to your credit or debit card on the date you choose from the options available on the enrollment website.  Be careful about any credit card purchases that might be subject to interest payments.  Automatic monthly purchases and related payments will continue at the level you set until you change your preferences online, which must be done by 12:01 a.m. Eastern Time on the scheduled investment date.  Funds for purchases may not be returned once they have been withdrawn from your checking account nor reversed from any credit card payment with the exception of reversals to address a fraudulent charge by a third party.  In addition, if you sell all your shares of Common Stock, your automatic monthly purchase authorization will be cancelled.

•                  When Purchase Funds are Not Available.  In the event that a debit from your checking account is not honored for any reason, the request for the investment of the funds will be null and void, and any shares of Common Stock that may have been purchased on your behalf will be removed from your LOYAL3 Account.

Additional Investments

•                  Once enrolled in the CSOP, you may make additional one-time or automated monthly purchases.

Source of the Shares of Common Stock

•                  Shares of our Common Stock needed to meet CSOP requirements will either be purchased in the open market or come from treasury or stock originally issued by us.

Timing of Purchases

•                  Open Market.  Share purchases in the open market will occur on a daily basis on the first regular trading day following receipt of good funds from you (or on the next trading day if the NYSE is not open).  You will own the shares of Common Stock as noted in your purchase confirmation upon settlement of the open-market transaction.

•                  Treasury Shares.  Purchases of treasury or originally issued shares of Common Stock will be made as of the next closing of a regular trading day on the NYSE after your order is placed, which may be the same day if you place the order and it is acknowledged before 3:00 p.m. Eastern Time on a regular trading day (or one hour before the closing time of the NYSE on a day when the market is scheduled to close before 4:00 p.m. Eastern Time).  For example, an order placed on Friday night after the market closes would receive the closing price reported on the next regular trading day, typically Monday.  You will own the shares of Common Stock as noted in your purchase confirmation upon receipt of the shares of Common Stock.

•                  Trade Halts.  Please note that the timing of any purchase orders may be affected by market events such as trade halts, whether initiated by us or due to external causes.

Price of Purchased Common Stock

•                  Open-Market Purchases.  If shares of Common Stock required by the CSOP are purchased in the open market, then the share price will be the average share price of the batch or batches in which your order is included.

•                  Treasury Purchases.  If shares of Common Stock are purchased directly from us, the share price will be the closing price of our Common Stock as reported on the NYSE at the close of the trading day following your order according to the timing described above under “Timing of Purchases.”

•                  Special Offers.  Special product or program offers may be available to certain or all Participants.

Sale of Common Stock

You may sell, with no transaction fees, all your shares or a specific whole-share portion of your Common Stock at any time after you have received a confirmation that the purchase order for your shares of Common Stock has been placed.  You may do so by entering sale instructions online.  Sale orders received by 2:00 p.m. Eastern Time will be batched for execution the same trading day.  The price will be the market price of the sale obtained by that broker.

In order to transfer proceeds from the sale of Common Stock, you must have a current checking account entered into your CSOP profile.  When a request to transfer funds to your checking account is submitted, the funds will be sent electronically to your specified account and are typically credited to your checking account one to three business days after you submit your transfer request.  Please note that the timing of any sale order processing may be affected by market events such as trade halts, whether initiated by us or due to external causes.

If you would like to transfer all of your whole shares of Common Stock out of the CSOP, you may do so by instructing LOYAL3 Securities in writing to transfer your account.  LOYAL3 Securities will do this without charging a fee.  You will be able to transfer all your whole shares and then sell out any fractional share holdings for which you will receive cash that you can transfer to the checking account designated on the LOYAL3 Platform.

Electronic Book-Entry of Common Stock

For your convenience, shares of Common Stock in the CSOP will be maintained in your name, in book-entry form, and physical certificates are not available.

Communications and Reports to Participants

By becoming a Participant in the CSOP, you agree to receive all communications from the Company and LOYAL3 electronically either via email or email notification to access online information (except when the Company is required to provide the option for non-electronic communication or documentation by law or regulation upon your request or otherwise so provides at its option).  Electronic communication will include, but will not be limited to, confirmations of transactions, account statements, annual reports, proxy materials and shareholder communications, notices of modifications of the privacy policies of LOYAL3 as well as other basic communications, including information from LOYAL3.  Any communications electronically delivered by LOYAL3 to your password-protected area of the CSOP Participant site will be deemed to have been received by you at the time notice by email is sent to your email address, and any communications delivered by email when sent to your email address.  You agree to advise LOYAL3 promptly of any change of your e-mail and/or mailing address.  You also agree to notify LOYAL3 promptly of any errors or omissions in any transaction or in the handling of your CSOP participation.  Failure to provide prompt notice of any errors will be deemed to constitute acceptance of the accuracy of all information provided to you.

You will also electronically receive U.S. tax reporting documents (such as a 1099-B reflecting proceeds in the case of a sale of shares of Common Stock) unless you affirmatively opt to receive them in paper form by writing to LOYAL3 Support Services, P.O. Box 26027, San

Francisco, CA 94126 or emailing using the “Support” button in your account (include your name, address, daytime phone number, and the email address you are using for the CSOP).

Termination of CSOP Participation

You may discontinue participation in the CSOP at any time by selling all of your shares of Common Stock.  However, if dividends or other distributions are payable to you after the sale of all your shares of Common Stock, they will still be reinvested, the resultant Common Stock will be credited to you in the CSOP, and you will remain a Participant.

If you hold less than a single whole share of Common Stock, we have the right to discontinue your participation in the CSOP at our discretion.  If we elect to do that, you authorize the sale of your fractional share of Common Stock, and you will be notified via email that your participation in the CSOP has been discontinued.  Proceeds from the sale of your fractional share of Common Stock will be sent to your designated checking account.

Cost to Participants

Applicable fees are as follows:

CSOP enrollment	No charge
Purchase of Common Stock	No charge (other than the purchase price of the Common Stock)
Sale of Common Stock	No charge
Dividend reinvestment	No charge

Material U.S. Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax consequences of the acquisition, ownership and disposition of Common Stock by U.S. Holders (as defined below) that acquire our Common Stock through the CSOP and that hold such Common Stock as capital assets (generally, for investment).  This discussion is not a complete analysis or listing of all of the possible tax consequences of such transactions and does not address all tax considerations that might be relevant to particular Holders in light of their personal circumstances or to persons that are subject to special tax rules.  In addition, this description of the material U.S. federal income tax consequences does not address the tax treatment of special classes of Holders, such as financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding the shares as part of a hedging, integrated or conversion transaction, constructive sale or “straddle,” persons who acquired our Common Stock through the exercise or cancellation of employee stock options or otherwise as compensation for their services, U.S. expatriates, dealers or traders in securities or currencies, holders whose functional currency is not the U.S. dollar or holders other than U.S. Holders.

This summary does not address alternative minimum tax, estate and gift tax consequences (except to the extent specifically provided herein) or tax consequences under any state, local or foreign laws.

For purposes of this section, you are a “U.S. Holder” if you are a beneficial owner of shares of our Common Stock and are, for U.S. federal income tax purposes, (1) an individual citizen of the United States or a resident alien of the United States; (2) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

You may be treated as a resident alien of the United States, as opposed to a non-resident alien, for U.S. federal income tax purposes if you are present in the United States for at least 31 days in a calendar year and for an aggregate of at least 183 days during a three-year period ending in such calendar year.  For purposes of this calculation, you would count all of the days that you were present in the then-current year, one-third of the days that you were present in the immediately preceding year and one-sixth of the days that you were present in the second preceding year.  Resident aliens are subject to United States federal income tax as if they were U.S. citizens, and thus would constitute “U.S. Holders” for purposes of the discussion below.  If you are a citizen or tax resident of a country with which the United States has a tax treaty, other rules may apply in determining whether you are a resident alien.

If a partnership or other pass-through entity is a beneficial owner of shares of our Common Stock, the tax treatment of a partner or other owner will generally depend upon the status of the partner (or other owner) and the activities of the entity. If you are a partner (or other owner) of a pass-through entity that acquires shares of our Common Stock, you should consult your tax advisor regarding the tax consequences of acquiring, owning and disposing of shares of our Common Stock.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. judicial decisions, administrative pronouncements and existing and proposed Treasury regulations, all as in effect as of the date hereof.  All of the preceding authorities are subject to change, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.  We have not requested, and will not request, a ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to any of the U.S. federal income tax consequences described below, and as a result there can be no assurance that the IRS will not disagree with or challenge any of the conclusions we have reached and describe herein.

The following discussion is not intended to be, nor should it be construed to be, legal or tax advice to any holder or prospective holder of Common Stock and no opinion or representation with respect to the U.S. federal income tax consequences to any such holder or prospective holder is made.  Prospective Participants are urged to consult their tax advisors as to the particular consequences to them under U.S. federal, state and local, and applicable foreign tax laws of the acquisition, ownership and disposition of the Common Stock.

Distributions.  Distributions of cash or property that we pay in respect of shares of our Common Stock, whether or not reinvested through the CSOP, will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in gross income by you when actually or constructively received in accordance with your regular method of accounting for U.S. federal income tax purposes.  If you are a non-corporate U.S. Holder, dividends received in taxable years beginning before January 1, 2013, may be eligible for U.S. federal income taxation at the long-term capital gains rates applicable to individuals, provided that the applicable holding period and other requirements are met.  If the amount of a distribution exceeds our current and accumulated earnings and profits, such excess first will be treated as a tax-free return of capital to the extent of your tax basis in our Common Stock, and thereafter will be treated as capital gain.

Sale, Exchange or Other Taxable Disposition of Common Stock.  You will recognize gain or loss upon the taxable sale, exchange or other disposition of our shares of Common Stock in an amount equal to the difference between (i) the amount realized upon the sale, exchange or other taxable disposition and (ii) your adjusted tax basis in the Common Stock.  Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if, on the date of the sale, exchange or other taxable disposition, you have held the Common Stock for more than one year.  Long-term capital gains of a non-corporate taxpayer for taxable dispositions on or after January 1, 2013 will be taxed at a maximum rate of 20%.  The deductibility of capital losses is subject to limitations under the Code.

Medicare Contribution Tax on Unearned Income.  For taxable years beginning after December 31, 2012, a 3.8% Medicare tax will be imposed on the lesser of the “net investment income” or the amount by which modified adjusted gross income exceeds a threshold amount, in either case, of non-corporate U.S. Holders. Net investment income includes, among other things, dividend income not derived from the conduct of a nonpassive trade or business and net gain attributable to property not held in the conduct of a nonpassive trade or business. U.S. Holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of shares of our Common Stock.

Information Reporting and Backup Withholding.  Information reporting will apply to dividends paid to you in respect of our Common Stock and the proceeds received by you from the sale, exchange or other disposition of shares of our Common Stock within the United States unless you are a corporation or other exempt recipient.  A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status, or you fail to report in full dividend and interest income.  Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your U.S. federal income tax liability, provided that you furnish the required information to the IRS.

Additional Information about the CSOP

Voting.  As a CSOP Participant, you enjoy all the voting rights and privileges associated with ownership for your whole shares of Common Stock in the CSOP.  You will receive all shareholder communications electronically, including proxy materials and annual reports.  You will be given the opportunity to vote your whole shares of Common Stock in the CSOP.  None of your shares of Common Stock will be voted in any way unless authorized by you.

Dividends.  If the Company declares a cash dividend payable on your shares of CSOP Common Stock, the dividend will be automatically reinvested by purchase of shares of Common Stock on the date the dividend is paid (unless the market is closed) and in the same manner as other purchases are conducted.

Responsibilities.  Neither the Company nor LOYAL3 can assure you a profit or protect you against a loss on the shares of Common Stock you purchase under the CSOP.  Neither the Company nor LOYAL3 or any of their affiliates will be liable for any act done in good faith, or as required by applicable laws, or for any good faith omission to act.  This includes, without limitation, any claims for liability relating to the prices at which shares of Common Stock are purchased or sold for you, the dates of purchases or sales, or any change in the value of the Common Stock.

Your CSOP participation represents an investment in our Common Stock, which may increase or decrease in value.  You are responsible for the investment decisions regarding your CSOP investments.  Neither we nor LOYAL3 will provide any investment advice.  You must make independent investment decisions on the purchase and sale of Common Stock based upon your own judgment and research.

You are responsible for all costs that you separately incur in connection with CSOP participation, such as the cost of your Internet service provider or any fees that your bank may charge you for electronic funds transfers and delivery.  You are responsible to provide notice of any change in your email, mailing address, or other personal or payment information on the LOYAL3 Platform.

CSOP Changes or Interpretations.  This prospectus (including any supplements or amendments that may be distributed in the future) sets forth the terms of the CSOP.  We reserve the right to limit, add to, suspend, modify, or terminate the CSOP.  You will receive notice of any significant limitation, addition, suspension, modification, or termination.  The Company and LOYAL3 also reserve the right to change any administrative procedures of the CSOP without notice if the changes do not change the material terms of the CSOP.

Any question of interpretation arising under the CSOP will be determined by us or LOYAL3, and any such determination will be final.  Any action taken by us or LOYAL3 to effectuate the CSOP in the good faith exercise of our or its respective judgment will be binding on all parties.

Handling of Stock Splits and Other Distributions/Antidilution.  The number of shares of Common Stock registered in the registration statement on Form S-3 for the CSOP (of which this Prospectus forms a part) as well as any calculation of shares of Common Stock held by you as well as any calculations based on shares of Common Stock (such as the purchase price) will reflect any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of Common Stock or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such Common Stock, if effected without receipt of consideration by us.

Use of Proceeds

Proceeds from the sale of our treasury or originally issued Common Stock through the CSOP, if any, will be used by us for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

Legal Matters

Certain legal matters in connection with the Common Stock will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

Experts

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 (previously filed as Liz Claiborne, Inc.) and the effectiveness of Fifth & Pacific Companies, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Plan of Distribution

The Common Stock will be offered directly to CSOP Participants without underwriters as described in this prospectus.

Fifth & Pacific Companies will pay any fees, commissions and expenses incurred in connection with the reinvestment of dividends pursuant to the CSOP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth all expenses payable by Fifth & Pacific Companies, Inc. (“Fifth & Pacific Companies,” Fifth & Pacific,” the “Company,” “us,” “our” or “we”) in connection with the sale of the securities being registered.

SEC registration fee	$697.91
Printer, administration and technology fee	$50,000
Legal fees and expenses	$75,000
Accounting fees and expenses	$20,000
Miscellaneous	$5,000

Total	$150,697.91

Item 15.  Indemnification of Directors and Officers.

The restated certificate of incorporation (as amended, the “Charter”) of the Company provides indemnification to the extent not prohibited by Delaware law. Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed civil, criminal, administrative or investigative action, suit or proceeding (other than an action by or in the right of the corporation, such as a derivative action) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent for any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (an “Other Entity”).

The Charter provides that the Company shall indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer for any Other Entity.

Under Section 145 of the DGCL, depending on the nature of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person so indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. In the case of a derivative action, no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation is successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. However, if such director or officer is not successful in the defense of any such action, suit or proceeding, or in the defense of any claim, issue or matter therein, he or she shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard of conduct set forth above as determined by a majority of the disinterested directors or a committee of such directors designated by majority vote of such directors, by independent legal counsel or by the stockholders.

The Charter provides that the Company shall reimburse expenses in advance of the final disposition of a proceeding, upon receipt by the Company of an undertaking, by or on behalf of a director or officer (or other person entitled to indemnification) to repay the amount so advanced if it shall ultimately be determined that such director, officer or other person is not entitled to be indemnified for such expenses.

The Company’s obligation to indemnify and to prepay expenses shall arise at the time of the occurrence of the transaction or event to which such action, suit or proceeding relates, or at the time that the action or conduct to which such action, suit or proceeding relates was first taken or engaged in (or omitted to be taken or engaged in), regardless of when such action, suit or proceeding is first threatened, commenced or completed.

The Charter expressly provides that the right to indemnification thereunder is a right and that no amendment of the provisions in the Charter or by-laws of the Company (the “By-Laws”) relating to indemnification or other action taken by the Company shall affect any rights or obligations with respect thereto.

In addition, the Company currently maintains officers’ and directors’ liability insurance with a policy limit of $50,000,000 insuring its officers and directors against certain liabilities and expenses incurred by them in their capacities as such, in the event that indemnification payments are made by the Company to such officers and directors.  In addition, the insurance program affords coverage to the individual directors and officers of the Company in the event that the Company is unable to indemnify the individual directors and officers.  Lastly, the Company maintains insurance for securities claims made against the Company itself.

The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL, the Charter, the By-Laws and the referenced insurance agreements.

Item 16.  Exhibits.

Exhibit Number	Description

4.1	Certificate of Incorporation of Registrant (incorporated herein by reference to Exhibit 3(a) to Registrant’s Current Report on Form 8-K dated June 3, 2010).

4.2	By-Laws of Registrant (incorporated herein by reference to Exhibit 3(b) to Registrant’s Current Report on Form 8-K dated June 3, 2010).

4.3

Certificate of Ownership and Merger Merging DSRT Holding Corporation into Liz Claiborne, Inc., dated May 14, 2012 (incorporated herein by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K dated May 18, 2012).

5.1*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the securities being registered.

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in Exhibit 5 hereto).

24.1*	Powers of Attorney (included on the signature page to this registration statement).

* Filed herewith

Item 17. Undertakings

The undersigned registrant hereby undertakes:

1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.                  To include any prospectus required by section 10(a)(3)of the Securities Act of 1933;

ii.               To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.            To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided however, that:

Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.                            If the registrant is relying on Rule 430B (230.430B of this chapter):

A.            Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

B.            Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.     That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.                  Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.               Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.            The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Fifth & Pacific Companies, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on the 22nd day of May, 2012.

FIFTH & PACIFIC COMPANIES, INC.

By:	/s/ William L. McComb
Name: William L. McComb
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints each of Nicholas Rubino and George M. Carrara such person’s true and lawful attorney-in-fact and agent, with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and all other documents in connection therewith (including registration statements filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 22nd day of May, 2012.

Signature	Title

/s/ William L. McComb	Chief Executive Officer and Director
William L. McComb	(Principal Executive Officer)

/s/ George M. Carrara	Chief Financial Officer (Principal Financial Officer)
George M. Carrara

/s/ Elaine H. Goodell	Vice President — Corporate Controller and
Elaine H. Goodell	Chief Accounting Officer (Principal Accounting Officer)

/s/ Kay Koplovitz	Director and Chairman of the Board
Kay Koplovitz

/s/ Bernard W. Aronson	Director
Bernard W. Aronson

/s/ Lawrence S. Benjamin	Director
Lawrence S. Benjamin

/s/ Raul J. Fernandez	Director
Raul J. Fernandez

/s/ Kenneth B. Gilman	Director
Kenneth B. Gilman

/s/ Nancy J. Karch	Director
Nancy J. Karch

/s/ Kenneth P. Kopelman	Director
Kenneth P. Kopelman

/s/ Arthur C. Martinez	Director
Arthur C. Martinez

/s/ Doreen A. Toben	Director
Doreen A. Toben